Exhibit 99.1

Magenta Therapeutics to Explore Strategic Alternatives

Cambridge, MA – February 2, 2023 – Magenta Therapeutics (Nasdaq: MGTA), a clinical-stage biotechnology company focused on improving stem cell transplantation, today announced that it has completed a review of its business, including the status of its programs, resources, and capabilities. Magenta has made the determination to halt further development of its programs and conduct a comprehensive review of strategic alternatives focused on maximizing shareholder value.

As part of this review process, Magenta will explore potential strategic alternatives that may include, but are not limited to, an acquisition, merger, business combination, or other transaction. There can be no assurance that this review process will result in Magenta pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms. Magenta has not set a timetable for completion of this review process and does not intend to comment further unless or until the Board of Directors has approved a definitive course of action, the review process is concluded, or it is determined that other disclosure is appropriate.

Magenta is based in Cambridge, Mass. For more information, please visit www.magentatx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. These statements include, without limitation, implied and express statements relating to: Magenta conducting a comprehensive review of strategic alternatives focused on maximizing shareholder value; exploring potential strategic alternatives that may include, but are not limited to, an acquisition, merger, business combination, or other transaction; and the completion of such a review process.

Words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “preliminary,” “will,” “would” and similar expressions are intended to identify forward-looking statements. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether Magenta will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms; and whether Magenta’s cash resources will be sufficient to fund Magenta’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in additional detail in Magenta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and its other filings made with the Securities and Exchange Commission from time to time. Any forward-looking statements contained in this press release represent Magenta’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Magenta explicitly disclaims any obligation to update any forward-looking statements, except to the extent required by law.

Contact:

investor@magentatx.com